SCHEDULE 14A
                                   (RULE 14a-101)
                       INFORMATION REQUIRED IN PROXY STATEMENT
                              SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURUANT TO SECTION 14(a) OF THE
                  SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )



Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for Use of the Commission Only(as permitted by Rule
     14a-6(e)(2))


                                   OSMONICS, INC.
                  ------------------------------------------------
                  (Name of Registrant as Specified in Its Charter)


       -----------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if other than the Registrant



Payment of filing fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule or registration statement no.:

     (3)  Filing party:

     (4)  Date filed:





                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                    MAY 12, 1999




          To The Shareholders of Osmonics, Inc.:


             NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Osmonics, Inc. ("the Company") will be held at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota 55402 on May 12, 1999 at 3:30 p.m., and at any adjournments thereof, to consider and act upon the following matters:

           1.  To elect two directors to serve a term of three years.

           2. To transact such other business as may properly come before the meeting or any adjournments thereof.

             The Board of Directors has fixed the close of business on March 22, 1999 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournments thereof. The accompanying Proxy Statement forms a part of this Notice.

             You are cordially invited to attend the meeting. Even if you plan to attend the meeting, we urge you to sign, date and return the proxy, which is solicited by the Board of Directors, at once in the enclosed envelope.




                                        By Order of the Board of Directors

                                        Ruth Carol Spatz, Secretary



          April 15, 1999



                                 PROXY STATEMENT FOR
                           ANNUAL MEETING OF SHAREHOLDERS
                                    MAY 12, 1999

                                   GENERAL MATTERS

               This Proxy Statement is furnished to shareholders in
            conjunction with the solicitation by the Board of Directors of Osmonics, Inc. of proxies for use at the Annual Meeting of Shareholders to be held on May 12, 1999.

               The record date for the determination of shareholders
            entitled to notice of and to vote at the meeting is the close of business on March 22, 1999. On that date there were 14,012,784 Common shares outstanding. Each share is entitled to one vote.

               If a proxy in the accompanying form is duly executed and
            returned, the shares represented thereby will be voted. Where a specification is made on the proxy, the shares will be voted in accordance with such specification. When no specification is made on the proxy, the proxy will be voted for the election as directors of the nominees named herein. A proxy may be revoked by the shareholder at any time prior to its being voted by giving written notice of revocation to the Secretary of the Company, in open meeting, or by casting a written ballot at the meeting. Attendance at the meeting by a shareholder will not by itself be considered revocation of the shareholder's proxy.

               The cost of soliciting proxies will be borne by the
            Company. In addition to solicitation by mail, officers and regular employees may solicit proxies by telephone, telegraph or in person. On request, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending soliciting material to the owners of the shares.

               This Proxy Statement and the accompanying materials are
            first being sent to shareholders on or about April 15, 1999.


                              ELECTION OF DIRECTORS

               The present Board of Directors of Osmonics is composed of
            seven members. Directors are elected for a term of three years with positions staggered so that approximately one-third of the directors are elected at each annual meeting of shareholders. It is intended that the proxies received will be voted, unless authority is withheld, FOR the election of the nominees listed below, namely Ralph E. Crump and Charles W. Palmer to serve until the 2002 Meeting of Shareholders. The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Common Stock of the Company present and entitled to vote on the election of directors or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for transaction of business at the meeting, is required for election to the Board of each of the two nominees named below. A shareholder who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors at the meeting, and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a Proxy to vote, or withholds authority to vote, on the election of directors shall not be considered present and entitled to vote on the election of directors. The nominees are currently serving as directors and have consented, if elected, to serve for a new term.

               The following sets forth information with respect to each
            nominee for election as director and each other person whose term of office as a director will continue after the meeting.


            NOMINEES FOR ELECTION FOR A TERM OF THREE YEARS:

               RALPH E. CRUMP, age 75, was an initial investor in
            Osmonics in 1969. He founded Frigitronics, Inc., a manufacturer of ophthalmic and medical instruments, in 1963 and was its President and Chairman of the Board until December 1986. He is a graduate of the United States Merchant Marine Academy and has a degree in Engineering from UCLA. Mr. Crump is also a director of SI Technologies, Inc., Mity-Lite, Inc., Imtec, Inc., and Stratasys, Inc., all of which are traded on NASDAQ.

               CHARLES W. PALMER, age 62, is currently a private
            investor. He had been the Chairman and Chief Executive Officer of Autotrol Corporation from 1989 through
            October 1993, when Autotrol was merged into the Company. He was the Chairman and Chief Executive Officer of The Palmer Group Ltd., a Midwestern real estate development firm from 1980 through 1996. Mr. Palmer is a graduate of Yale University with an A.B. in American studies and earned an M.B.A. at Northwestern University.


            DIRECTORS WHOSE TERMS EXPIRE IN 2000:

               VERITY C. SMITH, age 76, Director, Vaponics Ltd. (UK),
            President, Veritec Consultants, was a founder of Vaponics, Inc. and held the position of Chief Executive Officer from its inception in 1967 until it was acquired by Osmonics in July 1987. He was elected a director of Osmonics in August 1987. He has a B.S. in Chemical Engineering from Massachusetts Institute of Technology and is a fellow of the American Institute of Chemical Engineers.

               D. DEAN SPATZ, age 55, President and Chairman of the
            Board of Directors of Osmonics, has held his current position since founding Osmonics in 1969. He has a B.A. from Dartmouth College and a Master of Engineering degree from the Thayer School of Engineering, Dartmouth College. Mr. Spatz is also a director of SI Technologies, Inc. and Sigma Aldrich Corp., both of which are traded on NASDAQ.
            Mr. Spatz and Ruth Carol Spatz are husband and wife.


            DIRECTORS WHOSE TERMS EXPIRE IN 2001:

               WILLIAM EYKAMP, age 62, was appointed to the Board of
            Directors in October 1997. He is currently a management consultant and an adjunct professor of Chemical Engineering at Tufts University. He served as president and director of Koch Membrane Systems Inc., formerly Abcor Inc., from 1981 to 1988. Mr. Eykamp holds a Ph.D. in Chemical Engineering from Massachusetts Institute of Technology and a Bachelor of Science degree from Purdue University.

               MICHAEL L. SNOW, age 48, of Counsel in the law firm of
            Maslon Edelman Borman & Brand, a Limited Liability Partnership, has been a director of Osmonics since 1989. Maslon Edelman Borman & Brand, a Limited Liability Partnership, has rendered legal services to Osmonics during the last fiscal year. Mr. Snow received a Bachelor of Arts degree and Juris Doctor from the University of Michigan.

               RUTH CAROL SPATZ, age 54, Secretary and Director of
            Osmonics, was a founder of Osmonics in 1969 and has held her current position since its inception. She is a graduate of the University of Vermont with a degree in Chemistry.


            BOARD OF DIRECTORS AND COMMITTEES

               The Board of Directors of Osmonics held five meetings
            during 1998. Osmonics has an Audit Committee, a Compensation Committee, and a Stock Option Committee, but does not have a Nominating Committee.

               Osmonics' Audit Committee, which consists of Messrs.
            Ralph E. Crump and Michael L. Snow, met once during 1998. The Audit Committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors, and reviews the adequacy of Osmonics' system of internal accounting controls.

               Osmonics' Compensation Committee, which consists of
            Messrs. Ralph E. Crump and Michael L. Snow, met once during 1998. The Compensation Committee reviews and recommends to the full Board executive compensation.

               Osmonics' Stock Option Committee, which consists of
            Messrs. Ralph E. Crump, D. Dean Spatz and Mrs. Ruth Carol Spatz, met two times during 1998. The Stock Option Committee proposes and recommends to the full Board stock option grants to executives and other key personnel under the existing Osmonics 1993 Stock Option and Compensation Plan.


            COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND
            MANAGEMENT

               The following table provides information as to the
            beneficial ownership of the Company's Common Stock, as of March 22, 1999, by (i) each person known by the Company to be the beneficial owner of more than 5% of such Common Stock,
            (ii) each nominee and continuing director of the Company,
            (iii) the Company's Chief Executive Officer and four other most highly compensated executive officers for fiscal year 1998 and (iv) the directors and executive officers as a group (16 persons). Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or dispositive power with respect to such securities or has the right to acquire beneficial ownership of such securities within 60 days by exercise of an option or otherwise. The persons named in the table have sole voting and dispositive powers with respect to all shares of Common Stock unless otherwise noted in the notes following the table.

            Name of Beneficial
            Owner Including        Amount and Nature of
            Address of Owners      Beneficial Ownership      Percent of
            for More than 5%         of Common Stock        Common Stock
            ------------------     --------------------     ------------

            State Farm Mutual
             Automobile
             Insurance Company
             One State Farm Place
             Bloomington, IL 61701      1,388,812 (1)            9.8

            Heartland Advisors Inc.
             790 North Milwaukee
             Street                     1,346,600 (2)            9.5
             Milwaukee, WI 53202

            Ralph E. Crump                612,900 (3)            4.3
            William Eykamp                 14,501 (4)             *
            Bjarne N. Nicolaisen           61,631 (5)             *
            Charles W. Palmer(7)        1,336,780 (6)            9.4
            Andrew T. Rensink              10,000 (8)             *
            L. Lee Runzheimer              47,188 (9)             *
            Verity C. Smith                17,196 (11)            *
            Michael L. Snow               181,900 (12)           1.3
            D. Dean Spatz(7)            1,085,494 (13)           7.6
            Ruth Carol Spatz(7)         1,062,794 (13)           7.5
            Kenton C. Toomey               10,000 (10)            *

            All directors and           4,032,929 (14)          28.4
            executive officers as
            a group (16 persons)


              *  Less than 1%

             (1) Beneficial ownership is based upon a Schedule 13G on file dated February 1, 1999. State Farm Mutual Automobile Insurance Company's affiliated corporations have sole voting and investment power with respect to 421,875 shares, 438,750 shares and 528,187 shares, respectively.


             (2) Beneficial ownership is based upon a Schedule 13G filed
                 February 5, 1999.

             (3) Includes 300,450 shares held by his spouse.  Mr. Crump disclaims beneficial ownership of these shares. Includes 12,000 shares not outstanding but issuable upon options exercisable within 60 days of the above date.

             (4) Includes 6,000 shares not outstanding but issuable upon options exercisable within 60 days of the above date.

             (5) Includes 59,087 shares not outstanding but issuable upon options exercisable within 60 days of the above date and 683 shares held by his spouse.

             (6) Includes 12,000 shares not outstanding but issuable upon options exercisable within 60 days of the above date.

             (7) The address is 5951 Clearwater Drive, Minnetonka,
                 Minnesota 55343.

             (8) Includes 2,500 shares not outstanding but issuable upon options exercisable within 60 days of the above date.

             (9) Includes 2,500 shares not outstanding but issuable upon options exercisable within 60 days of the above date.

            (10) Includes 10,000 shares not outstanding but issuable upon options exercisable within 60 days of the above date.

            (11) Includes 12,000 shares not outstanding but issuable upon options exercisable within 60 days of the above date.

            (12) Includes 57,000 shares not outstanding but issuable upon options exercisable within 60 days of the above date. Includes 15,000 shares held as custodian for minor children.

            (13) Mr. and Mrs. Spatz possess sole voting and investment power with respect to 583,464 and 560,683, respectively, of such shares and they possess shared voting and investment power with respect to 498,640 of which 265,464 are held by The Spatz Limited Partnership. Includes options to purchase 12,000 shares not outstanding but issuable upon options exercisable within 60 days of the above date for each person.

            (14) Includes 208,087 shares not outstanding but issuable
                 upon options exercisable within 60 days of the above date. Includes 300,450 shares owned by Marjorie L. Crump, spouse of Ralph E. Crump, a director; and 683 owned by Sue Nicolaisen, spouse of Bjarne N. Nicolaisen.


                               EXECUTIVE COMPENSATION

               The following table sets forth the cash and non-cash
            compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 during the 1998 fiscal year.

                             SUMMARY COMPENSATION TABLE

                                                         Long Term
                                                        Compensation
                                 Annual Compensation       Awards
                                ------------------------------------
                                                         Securities  All Other
            Name and                    Salary           Underlying Compensation
            Principal Position   Year     (1)     Bonus  Options(#)      (2)
            ------------------   ----  --------  ------- ---------- ------------

            D. Dean Spatz        1998  $304,807  $10,000   18,000     $ 6,937
            Chairman             1997   292,767   94,000    3,000       7,893
            Chief Executive      1996   270,140  280,000    3,000      10,269
             Officer

            Kenton C. Toomey     1998  $142,230  $15,000   10,000     $ 1,136
            Vice President       1997    94,064   15,000   20,000       3,775
             Operations          1996         -        -        -           -

            Bjarne N. Nicolaisen 1998  $142,155  $10,000    7,000     $17,824
            Vice President       1997   136,555   20,000        -      12,770
             International       1996   118,485   20,000        -           -

            L. Lee Runzheimer    1998  $140,129  $ 3,000    7,000     $ 3,248
            Chief Financial      1997   129,134    8,000    5,000       7,493
            Officer              1996   129,057   26,000        -      11,674

            Andrew T. Rensink    1998  $120,450  $ 5,000   10,000     $ 2,721
            Vice President       1997   108,283    8,000    5,000       6,403
             Quality and         1996   104,031   30,000        -      10,385
             Regulatory Affairs


            (1) Includes cash compensation deferred at the election of the executive under the terms of Osmonics' 401(k) Plan.

            (2) Includes matching funds from Osmonics in the 401(k)
                Savings Plan paid in the form of Osmonics Common Stock, valued at the closing price on December 31, 1998, which was $8.4375 per share, and contributions by Osmonics to the Profit Sharing Retirement Plan of $3,646 for Mr. Spatz, $1,136 for Mr. Toomey, $8,484 for Mr. Nicolaisen, $3,248 for Mr. Runzheimer and $2,721 for Mr. Rensink for 1998.


                          OPTION GRANTS IN LAST FISCAL YEAR

            The following table sets forth information concerning the grant of stock options to the Chief Executive Officer and the other four highest-paid executive officers in 1998.

                                           Percent
                                           of Total
                              Number of    Options
                              Securities   Granted   Exercise           Grant
                              Underlying     to         or              Date
                               Options    Employees    Base   Expira   Present
                               Granted    in Fiscal    Price   tion     Value
                  Name           (1)         Year       (1)    Date      (2)
            ----------------  ----------  ---------  -------- -------  -------

            D. Dean Spatz       15,000       4.4     $10.125  9/20/08  $70,158
                                 3,000(3)             15.875  5/12/08   22,000

            Kenton C. Toomey    10,000       3.0      10.125  9/20/08   46,772

            Bjarne N. Nicolaisen 7,000       2.1      10.125  9/20/08   32,740

            L. Lee Runzheimer    7,000       2.1      10.125  9/20/08   32,740

            Andrew T. Rensink   10,000       3.0      10.125  9/20/08   46,772


            (1) The indicated options were granted pursuant to the 1993
                Osmonics Stock Option and Compensation Plan. The options were granted at the fair market value of Osmonics on September 21, 1998, have 10-year terms and become exercisable in equal annual increments over a 4-year period beginning on the first anniversary. Vested options must be exercised within 90 days of termination of employment.

            (2) The Grant Date Present Value was calculated using the
                Black-Scholes valuation model, assuming a volatility rate of 42.5 percent, a risk-free rate of return of
                6.0 percent, a dividend yield of 0 percent, and a projected time of exercise of five years. The actual amount, if any, realized upon the exercise of stock options will depend upon the market price of Osmonics Common Shares relative to the exercise price per share of the stock option at the time of exercise. There is no assurance that the hypothetical grant date present values of the stock options reflected in this table will actually be realized.

            (3) Granted pursuant to Osmonics 1995 Director Stock Option
                Plan, whereby an option for 3,000 shares is granted to each continuing director on the date of the Annual Meeting at the Fair Market Price on that date. The option vests fully on the first anniversary of the grant.


            STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END
            OPTION VALUES

               The following table summarizes information with respect
            to options held by the Chief Executive Officer and the executive officers named in the Summary Compensation Table, and the value of the options held by such persons at the end of fiscal year 1998.


                                               Number of          Value of
                                               Securities       Unexercised
                                               Underlying       In-The-Money
                                               Unexercised       Options at
                                               Options at      Fiscal Year-End
                         Shares              Fiscal Year-End       (2) (3)
                        Acquired   Value     ---------------   ---------------
                           on     Realized   Exer-   Unexer-   Exer-   Unexer-
               Name     Exercise    (1)      cisable cisable   cisable cisable
            ----------  --------  --------   ------- -------   ------- -------

            D. Dean         -         -       9,000   18,000      -       -
            Spatz

            Kenton C.       -         -       5,000   25,000      -       -
            Toomey

            Bjarne N.       -         -      59,087    7,000   $148,547   -
            Nicolaisen

            L. Lee          -         -       1,250   10,750      -       -
            Runzheimer

            Andrew T.       -         -       1,250   13,750      -       -
            Rensink


            (1) Value realized is the aggregate market value, on the date of exercise, of the shares acquired less the aggregate exercise price paid for such shares.

            (2) Value of unexercised options is the difference between the aggregate market value of the underlying shares (based on the closing price on December 31, 1998, which was $8.4375 per share) and the aggregate exercise price for such shares.

            (3) All options granted to the named Officers were at a price greater than the closing price on December 31, 1998, with the exception of exercisable options granted to Mr. Nicolaisen by Desalination Systems, Inc. prior to its merger with Osmonics in 1996. These options were converted to options to purchase Osmonics shares.


            COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

               Osmonics' Compensation Committee consists of Messrs.
            Ralph E. Crump and Michael L. Snow. Mr. Snow is of Counsel in the law firm of Maslon Edelman Borman & Brand, a Limited Liability Partnership, which rendered legal services to Osmonics during the last fiscal year.


            DIRECTOR COMPENSATION

               Since 1995, the Company has maintained a Director Stock
            Option Plan (the "Director Plan"). A total of 250,000 shares of Common Stock are reserved for issuance under the Director Plan. Each director of the Company is eligible to participate in the Director Plan, including directors who are employees of the Company. Under the Director Plan, each director automatically is granted an option to purchase 3,000 shares at the time of each annual meeting of the Company's shareholders. All options granted under the Director Plan have an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and become exercisable one year after the date of grant. The Company will receive no consideration upon the grant of options under the 1995 Director Plan. The exercise price of an option must be paid in full upon exercise. Payment may be made in cash, check or, in whole or in part, in Common Stock of the Company owned by the person exercising the option, valued at fair market value. All directors of Osmonics are reimbursed for expenses of attending meetings of the Board of Directors.


            REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
            DIRECTORS ON EXECUTIVE COMPENSATION

               Osmonics' Compensation Committee consists of Messrs.
            Ralph E. Crump and Michael L. Snow. Mr. Snow is of Counsel in the law firm of Maslon Edelman Borman & Brand, a Limited Liability Partnership, which rendered legal services to the Osmonics during the last fiscal year.

               Decisions on compensation of Osmonics' executives
            generally have been made by the Compensation Committee (the "Compensation Committee") of the Board, except that decisions regarding the granting of stock options have been and will be made by the Stock Option Committee. Each member of the Compensation Committee is a non-employee director. All decisions by the Compensation Committee relating to the compensation of Osmonics' executive officers are reviewed by the full Board. Pursuant to recently adopted rules designed to enhance disclosure of Osmonics' policies toward executive compensation, set forth below is a report prepared by the Board of Directors addressing Osmonics', and its subsidiaries', compensation policies for the year ended December 31, 1998 as they affected Osmonics' executive officers.

               The Compensation Committee's executive compensation
            policies are designed to provide competitive levels of compensation that integrate pay with Osmonics' annual objectives and long-term goals, reward above average corporate performance, recognize individual initiative and achievements, and assist Osmonics in attracting and retaining qualified executives. Targeted levels of executive compensation are set at levels that the Compensation Committee believes to be consistent with others in Osmonics' industry and other manufacturing companies in the Twin Cities metropolitan area.

               There are three elements in Osmonics' executive
            compensation program, all determined by individual and corporate performance.

               - Base salary compensation
               - Annual incentive compensation
               - Stock options

               Total compensation opportunities are competitive with
            those offered by employers of comparable size, growth and profitability in our industry.

               Base salary compensation is determined by the potential
            impact the individual has on Osmonics, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

               Annual incentive compensation for executives of Osmonics
            and its subsidiaries is based primarily on corporate operating earnings and sales growth but also includes an overall assessment by the Board of Directors of executive management's performance, as well as market conditions.

               Awards of stock options under the Stock Option Plan are
            designed to promote the identity of long-term interests between Osmonics' executives and its shareholders and assist in the retention of executives. The Stock Option Plan also permits the Committee to grant stock options to key personnel. The Compensation Committee makes recommendations to the Stock Option Committee regarding the granting of stock options to executives and key personnel. These recommendations may result in the granting of such options. Options become exercisable based upon criteria established by Osmonics.

               The Compensation Committee surveys employee stock option
            programs of companies with similar capitalization to Osmonics prior to recommending to grant options to the executives. While the value realizable from exercisable options is dependent upon the extent of which Osmonics' performance is reflected in the market price of Osmonics' Common Stock at any particular point in time, the decision as to whether such value will be realized in any particular year is primarily determined by each individual executive and not by the Compensation Committee. Accordingly, when the Committee recommends that an option be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option granted in a previous year.

                The 1998 cash compensation paid to Mr. Spatz was
            $314,807 which represents a 19% decrease from his 1997 cash compensation. Although his base compensation increased 4% from 1997 to reflect the growth of the Company and the extra effort involved in recent acquisitions, the Committee advised a decrease of $84,000 in his bonus in response to the sales performance and the lower earnings per share in 1998.

                In August 1998, the Stock Option Committee granted
            options under the Employee Plan to purchase 15,000 shares of Common Stock to Mr. Spatz, 10,000 options to each of Kenton C. Toomey, Vice President Operations, Bjarne N. Nicolaisen, Vice President International, and Andrew T. Rensink, Vice President Quality and Regulatory Affairs, and 7,000 options to L. Lee Runzheimer, Chief Financial Officer, respectively. The Stock Option Committee believed it is in the best long-term interests of the Company's shareholders to provide incentives to these executives.


                                                          Ralph E. Crump
                                                          Michael L. Snow




            STOCK PERFORMANCE GRAPH

                The following line-graph presentation comparing
            cumulative, five-year return to Osmonics' shareholders (based on appreciation of the market price of Osmonics' Common Stock) on an indexed basis with (i) a broad equity market index and (ii) an appropriate published industry or line-of-business index, or peer group index constructed by Osmonics.
             The following presentation compares Osmonics' Common Stock price in the five-year period from December 31, 1993 to December 31, 1998, to the S&P 500 Stock Index and to a peer group index created by Osmonics over the same period. The peer group index consists of the common stock of Calgon Carbon Corporation, Cuno, Inc., Hach Co., Ionics, Inc., Millipore Corp., Pall Corp., Sybron Chemical, U.S. Filter Corp., and Waterlink, Inc. All peer group corporations are involved in various aspects of the water treatment or liquid separations businesses and associated product lines. The presentation assumes that the value of an investment in each of Osmonics' Common Stock, the S&P 500 Index, and the peer group index was $100 on December 31, 1993, and that any dividend paid (none have been paid by Osmonics) were re-invested in the same security.


            End of Fiscal:   1993    1994     1995     1996     1997     1998
            --------------   ----  -------  -------  -------  -------  -------

            Osmonics, Inc.   $100  $ 99.72  $136.59  $147.48  $106.00  $ 56.57

            S&P 500          $100  $101.32  $139.40  $171.40  $228.59  $293.91

            Peer Group       $100  $104.97  $156.56  $170.01  $152.44  $138.72



            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

               Section 16(a) of the Securities Exchange Act of 1934
            requires Osmonics' officers and directors, and persons who own more than ten percent of a registered class of Osmonics' equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish Osmonics with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to Osmonics, or written representations that no Forms 5 were required, Osmonics believes that during the year ended December 31, 1998, all
            Section 16(a) filing requirements applicable to its officers, directors and greater-than-ten-percent beneficial owners were complied with.


                                INDEPENDENT AUDITORS

               Deloitte & Touche LLP has served as independent auditors
            for the Company since August 27, 1987. A representative of Deloitte & Touche LLP is expected to attend this year's Annual Meeting of Shareholders and have an opportunity to make a statement and/or respond to appropriate questions from shareholders. Shareholder approval is not required for the appointment of independent auditors, since the Board of Directors has the responsibility for selecting auditors.


                                SHAREHOLDER PROPOSALS

               Any proposal by a shareholder to be presented at the
            Annual Meeting of Shareholders must be received at Osmonics' principal executive offices, 5951 Clearwater Drive, Minnetonka, Minnesota 55343-8995, no later than December 1, 1999, and otherwise have complied with the requirements of Rule 14a-8.

               On May 21, 1998, the Securities and Exchange Commission
            amended Rule 14a-4 of the Securities Exchange Act of 1934. The amendment governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal which the shareholder has not sought to include in the Company's Proxy Statement. The new amendment provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the month and day of mailing of the prior year's Proxy Statement of a shareholder proposal, then the management proxies will be allowed to use their discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the Proxy Statement.

               With respect to the Company's 2000 Annual Meeting of
            Shareholders, if the Company is not provided notice of a stockholder proposal which the stockholder has not previously sought to include in the Company's Proxy Statement by February 15, 2000, the management proxies will be allowed to use their discretionary authority as outlined above.


            By Order of the Board of
            Directors of Osmonics, Inc.



            D. Dean Spatz
            Chairman of the Board and
            Chief Executive Officer